Execution Copy



         GE CAPITAL/GE BANK CREDIT SERVICES AGREEMENT *


          This GE CAPITAL/GE BANK CREDIT SERVICES AGREEMENT, dated as of June 4, 1996, is entered into by and among General Electric Capital Corporation ("GE Capital") and GE Capital Consumer Card Co. ("GE Bank"). Certain capitalized terms used herein have the meanings given to them in Article 1 hereof or, if not defined herein, have the meanings given to them in the Program Agreement.

          WHEREAS, GE Bank is the owner of the GE/Macy's Accounts and desires to retain GE Capital to provide the GE Capital
Services, with respect thereto;

          WHEREAS, FDS Bank is the owner of the FDS/Macy's Accounts and simultaneously herewith GE Capital is entering into the GE Capital Services Agreement pursuant to which it will provide the GE Capital Services to FDS Bank with respect to the FDS/Macy's Accounts and certain other accounts owned by FDS (collectively, the "FDS Serviced Accounts");

          WHEREAS, GE Capital, FDS, GE Bank and FDS Bank desire that GE Capital provide the GE Capital Services with respect to the FDS/Macy's Accounts on substantially the same terms and conditions that it provides the GE Capital Services with respect to the GE/Macy's Accounts;

          WHEREAS, FDS Bank and GE Bank wish to facilitate generally uniform treatment of, and performance by, the GE/Macy's
Accounts and the FDS/Macy's Accounts by utilizing common systems and software for the servicing of all such accounts;

          WHEREAS, in furtherance of the foregoing, GE Capital and GE Bank are entering into this Agreement for purposes of setting forth the terms and conditions that will govern the provision of certain services by GE Capital to GE Bank.

          NOW, THEREFORE, in consideration of the terms and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Rider X

______________________

     * Confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.



                            ARTICLE 1
                           DEFINITIONS

          1.1  Definitions

          . When used in this Agreement, the following capitalized terms shall have the meaning specified below:

          "Agreement" means this GE Capital/GE Bank Credit
Services Agreement as it may be amended, modified or restated from time to time.

          "FDS Information" means data with respect to GE/Macy's
Accounts transmitted by computer to GE Capital.

          "FDS Information Condition" means, with respect to any FDS Information, that (i) such information is received by GE Capital at a time which allows GE Capital to perform the GE Capital Services as required hereby, (ii) such information is complete and accurate and (iii) such information is in a form that is readily usable by the GE Credit System.

          "GE Bank Event of Default" has the meaning given to it in Section 8.3.

          "GE Capital Event of Default" has the meaning given to it in Section 8.1.

          "GE Capital Services" means the services required to be provided by GE Capital hereunder with respect to the GE/Macy's
Accounts as described in Article 3 hereof and in Section I of Exhibit A hereto.

          "GE Credit System" means the mainframe computer system and GE Credit Software developed, owned and utilized by GE
Capital to provide credit processing services, as the same may be modified, enhanced or replaced from time to time after the date hereof.

          "Material Adverse Effect" means any material adverse change in the quality or financial condition of the GE/Macy's
Accounts, taken as a whole.

          "Program Agreement" means the Amended and Restated Credit Card Program Agreement, dated as of the date hereof, entered into by and among FDS, FDS Bank, GE Bank and the other parties thereto as it may be amended, modified or restated from time to time.

          "Service Fees" means the fees payable by GE Bank for the GE Capital Services, as specified in Article 3.

          "Service Standards" means the minimum service performance levels at which the GE Capital Services are required to be provided hereunder, as specified in Section II of Exhibit
A.

          "Term" has the meaning given to it in Section 2.1 hereof.

          1.2. General

          . Except as the context may otherwise require, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof", "herein", "hereby", and any derivative or similar words refer to this entire Agreement, and (iv) the term "including" means "including, but not limited to". Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless otherwise specified. The Exhibits and Schedules attached hereto are incorporated herein by this reference and constitute a part of this Agreement.

                            ARTICLE 2
                              TERM

          2.1  Term

          . The term of this Agreement shall commence on the date hereof and expire simultaneously with the termination of the Program Agreement, unless sooner terminated as provided herein (the "Term"), provided that following termination of this Agreement GE Bank shall have the right to require GE Capital to continue providing all or a portion of the GE Capital Services for up to six (6) months after termination pursuant to the provisions of Section 8.6.

                            ARTICLE 3
                         CREDIT SERVICES

          3.1  Appointment of GE Capital

          . GE Capital hereby accepts appointment, as the agent of GE Bank, for providing the GE Capital Services with respect to the GE/Macy's Accounts. The parties hereby acknowledge and agree that notwithstanding any other provisions of this Agreement to the contrary, all obligations of GE Capital to perform the GE Capital Services shall be subject to the prior satisfaction of the FDS Information Condition.

          3.2  GE Capital Services

          . GE Capital shall provide the GE Capital Services and shall comply with the Credit and Collection Policy and the FACS License (as defined in the FACS Services Agreement) in providing the GE Capital Services. In providing the GE Capital Services, GE Capital will use the FACS Credit System which has been licensed to GE Capital pursuant to the FACS Services Agreement. In this regard, GE Capital agrees to be bound by and to comply with the terms and conditions of the Program Agreement, including, without limitation, Sections 4.4 and 4.5. GE Capital shall operate credit operations and facilities in a high quality, ethical manner, in such a way as not to disparage or embarrass GE Bank or its name, and with a level of service to the holders of GE/Macy's Accounts that is not less than the level of service provided to (i) the holders of GE/Macy's Accounts by GE Capital prior to the date hereof and (ii) the holders of FDS/Macy's Accounts pursuant to the GE Capital Services Agreement. The GE Capital Services provided to the GE/Macy's Accounts shall be of the same type, quality and nature as, and implemented and executed in the same manner as, the services provided by GE Capital to FDS Bank with respect to the FDS/Macy's Accounts, except to the extent such services may differ due to changes to the Credit and Collection Policy applicable to only the GE/Macy's Accounts or FDS/Macy's Accounts pursuant to the provisions of Sections 4.4 or 4.5 of the Program Agreement.

          3.3  Service Standards.

            GE Capital shall use its best efforts to (i) design systems to achieve, (ii) employ qualified personnel to meet, and
(iii) otherwise satisfy on average (determined with respect to each FDS full fiscal quarter commencing after the completion of the relevant conversion of services) the Service Standards.

          3.4  Service Fees.

                 (a)     Postage.  GE Bank shall reimburse GE
Capital for all postage costs incurred in providing the GE
Capital Services in such manner as agreed upon by the parties.

               (b) Service Fees. No later than ten (10) days after the beginning of each month during the Term, GE Capital shall deliver an invoice to GE Bank (with a copy to FACS) setting forth in reasonable detail the aggregate amount of Service Fees to be paid by GE Bank for the GE Capital Services rendered in the immediately preceding month. The amount of such fees shall be calculated in accordance with Schedule 3.4(b). GE Bank shall pay to GE Capital, within ten (10) days after receipt of each such statement, the full amount set forth thereon. Any disputes with respect to any invoice delivered pursuant to Section 3.4(a) or 3.4(b) shall be resolved in accordance with the procedures described in Section 9.9 of the Program Agreement.

               (c) Inventory. The parties hereby agree that, in addition to the Service Fees payable pursuant to Section 3.4(b), all paper, envelopes and plastic required for production and mailing of billing statements and credit cards with respect to the GE/Macy's Accounts will either (i) be purchased by GE Capital in consultation with GE Bank, in which case GE Capital will invoice GE Bank (with a copy to FACS) directly for such purchases and GE Bank will pay GE Capital for such invoices (including shipping and taxes), or (ii) be purchased by GE Bank in consultation with GE Capital at GE Bank's sole cost and expense, provided that material qualities and quantities must be reasonably satisfactory to GE Capital.

               (d) Adjustments. The parties hereto acknowledge and agree that the Service Fees are intended to provide GE Capital with payment for its actual costs of performing the GE Capital Services. The parties agree to take all commercially reasonable efforts, and to cooperate in all commercially reasonable respects (in each case taking into consideration their respective businesses and operations as a whole) to minimize such costs. On each six-month anniversary of the date hereof or at any time that the provision of the GE Capital Services requires a material variation from the assumptions set forth on Schedule 3.4(b), either GE Capital or GE Bank may, if it believes that the fees set forth on Schedule 3.4(b) have resulted in GE Capital receiving Services Fees for the immediately prior six-month period in an amount either more or less than its actual costs for providing the GE Capital Services for such period, deliver a written notice to the other party requesting that the other party meet to discuss making appropriate modifications to Schedule 3.4(b). Any such modifications would be intended to assure that for the next six-month period GE Capital receives Service Fees equal to its cost of providing the GE Capital Services for such period, as adjusted to reflect the amount by which the Service Fees received by GE Capital for the immediately prior six-month period were more or less than the amount of GE Capital's actual costs of providing the GE Capital Services for such period. If one party delivers a notice to the other party pursuant to this
Section 3.4(d) and either the other party refuses to meet to discuss modifying Schedule 3.4(b) or the parties are unable to agree on modifications to Schedule 3.4(b) within twenty (20) days after delivery of such notice, then the notifying party may cause the dispute to be resolved in accordance with the procedures described in Section 9.9 of the Program Agreement. Any Person chosen to resolve such dispute pursuant to Section 9.9 of the Program Agreement shall approve any proposed increase in the fees on Schedule 3.4(b) (i) to the extent such proposed increase reflects an actual increase in costs of performing the GE Capital Services and (ii) to the extent such proposed increase is reasonable based on, among other things, historical costs and the impact of inflation on such costs.

          3.5  Compliance with Law

          . GE Capital shall implement and execute the Credit and Collection Policy in compliance with all requirements of applicable Law and shall perform the GE Capital Services in compliance with all requirements of applicable Law, except, in either case, to the extent a failure of GE Capital to so implement, execute and perform in compliance with applicable Law is due solely to the failure of the FDS Information Condition to be satisfied.

          3.6  Cooperation

          . GE Capital agrees to cooperate with GE Bank in resolving all disputes with GE/Macy's Account Debtors.

          3.7  Payment Processing

          . The parties intend that in addition to the GE Capital Services provided hereunder, GE Capital shall provide payment processing services as described and subject to the Service Standards set forth in Exhibit A with respect to the GE/Macy's Accounts. In this regard, the parties agree that the fees payable for such services by GE Bank to GE Capital will be the same as the fees paid by FDS Bank with respect to the FDS Serviced Accounts for such services, which are being negotiated as of the date hereof. Until such negotiation results in an agreement, the fees payable by GE Bank to GE Capital shall be expenses of the Program as specified in the budget for the Interim Period and as part of each budget prepared pursuant to
Article V of the Program Agreement.

                            ARTICLE 4
                     [Intentionally Omitted]

                            ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES

          5.1  Mutual Representations and Warranties

          . Each party to this Agreement represents and warrants to the other party on the date hereof and on each date that GE
Capital provides any of the GE Capital Services hereunder that:

                    (i)  Such party (A) is duly organized,
validly existing, and in good standing under the laws of the jurisdiction of its organization; (B) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualifications, except (x) in the case of GE Capital, where failure to be so qualified would not have a Material Adverse Effect or a material adverse effect on the ability of GE Capital to perform its obligations pursuant to the terms of this Agreement and (y) in the case of GE Bank, where failure to be so qualified would not have a material adverse effect on their ability to perform their obligations hereunder;
(C) has the requisite power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted;
(D) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all authorities having jurisdiction, to the extent required for such current ownership and operation or as proposed to be conducted, except (x) in the case of GE Capital, where failure to obtain such license, consent, permit or approval, or to give such notice would not have a Material Adverse Effect or a material adverse effect on the ability of GE Capital to perform its obligations pursuant to the terms of this Agreement and (y) in the case of GE Bank, where the failure to obtain such license, consent, permit or approval or to give such notice would not have a material adverse effect on their ability to perform their obligations hereunder; and (E) is in compliance with its certificate of incorporation and by-laws.

                    (ii) The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered hereunder: (A) are within such party's power; (B) have been duly authorized by all necessary or proper action of such party; (C) do not and will not contravene any provisions of such party's certificate of incorporation or by-laws; (D) will not violate any law or regulation or any order or decree of any court or governmental instrumentality applicable to such party;
(E) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such party is a party or by which any of its property is bound; and (F) do not require any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other person which has not been made or obtained previously.
Each party to this Agreement further represents and warrants that this Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, subject to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to the availability of equitable remedies.

          5.2. Representations and Warranties of GE Capital

          . GE Capital represents and warrants to GE Bank on the date hereof and on each date that GE Capital provides any of the GE Capital Services hereunder that:

                    (i)  GE Capital (A) has all of the necessary
facilities, equipment and personnel to provide the GE Capital Services in accordance with the terms of this Agreement; and
(B) has and shall maintain disaster recovery procedures and systems with respect to the GE/Macy's Accounts satisfactory to GE Bank and at least comparable to those maintained on the date hereof for the GE/Macy's Accounts.

                    (ii) GE Capital is Solvent.

                    (iii)     GE Capital is not in default with
respect to any material contract, agreement, lease, or other instrument to which it is a party, nor has it received any notice of default under any such material contract, agreement, lease or other instrument which as a consequence of any such default, would materially and adversely affect the performance of its obligations under this Agreement.

                    (iv) No contract, lease, agreement, or other instrument to which GE Capital is a party or by which it is bound, and no provision of applicable Law, materially and adversely affects the business, operation, prospects, property, or financial condition of GE Capital such as to impair its ability to meet its obligations under this Agreement.

                            ARTICLE 6
                         CONFIDENTIALITY

          6.1  Trade Secrets and Confidential Information

          . GE Capital, on the one hand, and GE Bank, on the other, acknowledge that in the course of performance hereunder, each of them and/or their respective Affiliates may receive the trade secrets and confidential information of the other.

               (a)  Trade Secrets.  As used herein, "trade
secrets" shall mean information including or containing technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, or a list of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

               (b) Confidential Information. As used herein, "confidential information" shall mean information including data, as to operation, use, prices, sales, vendors, customer lists, customer information, account information, business plans or administrative, financial or marketing plans, that is competitively sensitive and not generally known by or made available to the public, or that are treated as confidential by the owner thereof but that does not rise to the level of a trade secret under applicable law.

          6.2  Non-Disclosure Obligations

          . GE Capital, on the one hand, and GE Bank, on the other, acknowledge that the confidentiality of the trade secrets and the confidential information of the other is necessary and, except as provided in Section 6.3, agree at all times, during and after the Term, not to use, communicate, publish, disclose or disseminate, directly or indirectly, any trade secrets or confidential information of the other for any purpose except for the purpose of performing in accordance with this Agreement. In the event any information can be treated as both trade secrets and confidential information, such information shall be treated as trade secrets for purposes of this Agreement. Each party shall use the same care to prevent disclosure to third parties of the trade secrets and confidential information of the other as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature. The parties agree that, in addition to any other remedies which may be available at law or in equity, each party shall have the right to obtain injunctive relief to restrain a breach or threatened breach, or otherwise obtain specific performance of, the other party's covenants and agreements in this Section 6.2.

          6.3  Permitted Disclosure

          . Notwithstanding the foregoing, a receiving party may disclose some or all of the trade secrets and confidential information of the other party which are:

                    (i) required to be disclosed by law or order of court or governmental agency applicable to the receiving party, provided that the receiving party shall give prompt notice to the other party of any request for such disclosure so that the other party may seek a protective order or other appropriate remedy, and notwithstanding any such disclosure, such disclosed trade secrets or confidential information shall remain confidential and otherwise subject to the provisions of
Article 6;

                    (ii) generally known and available in the public domain, or become part of the public domain through no violation of any confidentiality provisions of this Agreement; or

                    (iii)     developed by the recipient or its
representatives independently of such information or trade secrets.

          6.4  Use of Trade Secrets or Confidential Information

          .  Neither GE Capital nor GE Bank may:

                    (i)  acquire any right in or assert any lien
against the trade secrets or confidential information of the other; or

                    (ii) refuse to return promptly upon the
reasonable request of the other as permitted herein any confidential information or trade secrets of the other that it may have in its possession.

                            ARTICLE 7
                         INDEMNIFICATION

          7.1  Indemnification.

               (a) Indemnification by GE Capital. GE Capital shall indemnify, defend and hold harmless GE Bank and each of its Affiliates and the officers, directors, employees, agents, shareholders, successors and assigns of GE Bank and each of its Affiliates ("GE Bank") from and against any and all claims, actions, damages, losses, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Damages") caused by, relating to or arising out of (i) the failure of any representation or warranty of GE Capital hereunder to be true and correct in any material respect when made or remade; (ii) the breach by GE Capital or any of its Affiliates of any of their covenants or agreements hereunder; (iii) any act or omission by GE Capital or its Affiliates, employees or agents in performing, implementing and/or executing the GE Capital Services and the Credit and Collection Policy, except to the extent (x) the Credit and Collection Policy specifically describes how such act should be implemented and GE Capital implemented such act in conformity with such description (other than modifications to the Credit and Collection Policy (including the Major Credit and Collection Policies) made by FDS without the approval of the Policy Committee pursuant to Section 4.4 of the Program Agreement) or (y) any such performance, implementation or execution was effected in accordance with specific written instructions from an Authorized GE Person or (z) the Damages arising out of such act or omission are due solely to the failure of the FDS Information Condition to be satisfied; (iv) any acts or omissions of GE Bank, its employees or any of its agents taken at the specific written request of a senior manager of GE Capital Retailer Financial Services, and (v) notwithstanding the provisions of Section 7.1(a)(iii) hereof, any judgmental decisions (i.e., any determination or decision made which is not specifically dictated by the Credit and Collection Policy) effected by GE Capital or its employees or agents in effecting the GE Capital Services.

               (b) Indemnification by GE Bank. GE Bank shall indemnify, defend and hold harmless GE Capital and its Affiliates and the officers, directors, employees, agents, shareholders, successors and assigns of GE Capital and each of its Affiliates from and against any and all Damages caused by, relating to or arising out of (i) the breach by GE Bank of any of its covenants or agreements hereunder; (ii) the failure of any representation or warranty of GE Bank hereunder to be true and correct in any material respect when made or remade; and (iii) any act or omission by GE Capital or its employees or agents in performing, implementing and/or executing the GE Capital Services and the Credit and Collection Policy effected in accordance with specific written instructions from an Authorized GE Person.

          7.2  Conduct of Litigation

          . In the event a claim or judicial action is brought or threatened against an indemnified party with respect to matters covered by Section 7.1, the indemnifying party shall have the sole right to defend such claim or action at its expense and to control the defense and settlement thereof, provided, that the indemnified party shall have the right to participate in such defense and negotiations using counsel at its own expense and the indemnifying party shall obtain the indemnified party's consent, prior to entering into a settlement, consent decree, compromise or consenting to any injunctive relief with respect to such claim or action. Any indemnified party shall provide prompt notice to the indemnifying party of any claims for which the indemnified party intends to seek indemnification for hereunder, provided that the failure to provide such notice shall not affect the obligations of the indemnifying party except to the extent such failure causes actual harm to the indemnified party.

                            ARTICLE 8
                        DEFAULT; REMEDIES

          8.1  GE Capital Events of Default

          . It shall be a "GE Capital Event of Default" if any of the events set forth below shall occur and be continuing and remain unremedied prior to the expiration of the specified period.

               (a) Service Standards Default. If GE Capital shall consistently fail to perform its obligations under Section 3.3, and such consistent failure to perform shall (i) have a Material Adverse Effect or a material adverse effect on the Program, and (ii) remain unremedied for a period of seventy-five
(75) days after delivery of written notice thereof by GE Bank to GE Capital.

               (b)  Credit and Collection Policy Defaults.

                    (i)  If GE Capital shall fail to perform the
GE Capital Services in accordance with any provision of the Credit and Collection Policy where such failure results in a violation of applicable Law, and such failure is not remedied within seven (7) days after delivery of written notice thereof by GE Bank to GE Capital, provided that if, notwithstanding GE Capital's diligent, best efforts to cause its employees and agents to perform the GE Capital Services so as not to violate applicable Law, certain employees or agents have failed to so perform the GE Capital Services, the time period set forth in this Section 8.1(b)(i) shall be extended, but not by more than an additional ten (10) days, as long as GE Capital continues to use its diligent, best efforts to remedy such failure.

                    (ii) If GE Capital shall fail to perform the GE Capital Services in accordance with any provision of the Credit and Collection Policy where such failure does not result in a violation of applicable Law, and such failure (x) has a Material Adverse Effect and (y) is not remedied within thirty
(30) days after delivery of written notice thereof by GE Bank to GE Capital.

                    (iii)     If GE Capital shall consistently
fail to perform any of the GE Capital Services in accordance with any provision of the Credit and Collection Policy where such failure does not result in a violation of applicable Law and does not have a Material Adverse Effect, and is not remedied within seventy-five (75) days after delivery of written notice thereof by GE Bank to GE Capital; provided that each of the time periods in this Section 8.1(b) shall be extended, but not by more than 60 days, so long as GE Capital is using its diligent, best efforts to remedy such failure in the event that (x) the provision of the Credit and Collection Policy that GE Capital has failed to perform is a provision of the Credit and Collection Policy which has been modified pursuant to Section 4.4 of the Program Agreement and (y) the reason GE Capital has been unable to so perform is because the GE Credit System requires modifications in order to implement such modified provision of the Credit and Collection Policy.

               (c) Credit Systems Default. If GE Capital shall fail to perform all or substantially all of the GE Capital
Services for a period of seven (7) consecutive days due to a failure of the GE Credit System or otherwise.

               (d) Breach of Agreement. If GE Capital shall breach any of its obligations under this Agreement or any of its representations and warranties under this Agreement (other than obligations, representations or warranties the breach of which is otherwise addressed in this Section 8.1) and such breach has a Material Adverse Effect and is not cured within thirty (30) days after delivery of written notice thereof by GE Bank to GE Capital.

               (e) Bankruptcy. If an Event of Bankruptcy shall have occurred with respect to GE Capital.

               (f) Material Adverse Change. If there shall have been a material adverse change to the business, financial condition, or operations of GE Capital which change has a material adverse effect on its ability to fulfill its obligations hereunder pursuant to the terms hereof.

          8.2  GE Bank Remedies

               . Subject to the provisions of Section 8.7, upon the occurrence of a GE Capital Event of Default, GE Bank may, in addition to any other remedies it may have at law or equity, terminate this Agreement by delivering a written notice of termination to GE Capital.

          8.3  GE Bank Events of Default

          . It shall be a "GE Bank Event of Default" if any of the events set forth below shall occur and be continuing and remain unremedied prior to the expiration of the specified period.

               (a) Breach of Agreement. If GE Bank shall breach in any material respect any of its obligations under this Agreement or any of their representations and warranties under this Agreement (other than obligations, representations and warranties the breach of which is otherwise addressed in this
Section 8.3), and fail to cure such breach within thirty (30) days after delivery of written notice thereof by GE Capital to GE Bank.

               (b) Bankruptcy. If an Event of Bankruptcy shall have occurred with respect to GE Bank.

          8.4  GE Capital Remedies

          .  Upon the occurrence of a GE Bank Event of Default,
GE Capital may, in addition to any other remedies it may have at law or equity, terminate this Agreement by delivering a written notice of termination to GE Bank.

          8.5  Excuse For Non-Performance

          . In the event one party (the "Performing Party") is unable to comply with or perform any of its obligations hereunder solely due to (i) the other party (the "Non-Performing Party") failing to perform its obligations hereunder or under any Transaction Document or (ii) the quality, nature, timeliness, completeness or accuracy of any goods, services or data provided by the Non-Performing Party to the Performing Party, the Performing Party shall be excused from such performance (and no event of default shall be deemed to have occurred) provided that the Performing Party shall (a) notify the Non-Performing Party as soon as practicable describing the default and explaining how the Performing Party's performance has been affected; (b) use reasonable efforts to mitigate the effect of the Non-Performing Party's failure; and (c) perform its obligations hereunder to the extent reasonably practicable. Both parties shall use diligent, uninterrupted efforts to cure the failure and eliminate the effects thereof.

          8.6  Post-Termination Procedures

          . Upon termination or expiration for any reason of this Agreement, the parties shall comply with their respective post-termination obligations, if any, as set forth below:

               (a)  Payments.  Except as may be expressly
provided otherwise herein, within ten (10) business days after the effective date of termination of this Agreement, each party shall pay the other party any amounts that as of that effective date were due and owed thereto pursuant to this Agreement.

               (b) Extended Servicing. GE Bank may cease to receive GE Capital Services hereunder from and after the effective date of termination, provided that GE Bank may elect to require GE Capital to continue to provide all or a portion of the GE Capital Services to the GE/Macy's Accounts for up to a maximum of six (6) months following the effective date of termination.
In the event of an election by GE Bank to receive GE Capital Services, GE Capital shall provide GE Capital Services as described herein subject to payment by GE Bank of the applicable Services Fees then in effect.

          8.7  Special Provisions.

            In the event of a GE Capital Event of Default pursuant to the provisions of Section 8.1, GE Bank may terminate the Agreement with respect to any one of the GE Capital Services only at such time as GE Bank's designee is Deemed Prepared to perform any one of such GE Capital Services. If GE Bank's designee is not Deemed Prepared to perform any of the GE Capital Services by the later of (i) six (6) months after the effective date of termination and (ii) the date that a GE Capital Event of Default with respect to such GE Capital Services no longer exists, then GE Bank shall lose its right to perform the GE Capital Services for which it is not so Deemed Prepared. In the event of a subsequent GE Capital Event of Default pursuant to the provisions of Section 8.1, the provisions of this Section 8.7 shall again be applicable.

          "Deemed Prepared" means, with respect to any one of the GE Capital Services, either (i) GE Capital and GE Bank have agreed that GE Bank's designee is reasonably well prepared to perform such services or (ii) an arbitrator, selected at the request of GE Bank by the President of the AAA, has determined what steps GE Bank's designee must take to be reasonably well prepared to perform such services at a level at least as high as GE Capital is required to perform hereunder and GE Bank's designee has taken such steps.

                            ARTICLE 9
                          MISCELLANEOUS

          9.1  Governing Law; Jurisdiction

          . This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules governing conflicts of law.

          9.2  Audit and Access Rights

          . GE Bank shall have all such rights to access the premises of GE Capital, the GE Credit System and audit the records of GE Capital as may be necessary or desirable to permit GE Bank to fulfill all of its responsibilities, and exercise all of its rights, hereunder and under the Transaction Documents. Without limiting the generality of the foregoing, GE Capital shall permit GE Bank and its designees, officers, employees, attorneys, accountants and/or other representatives during normal business hours with reasonable advance notice, in such a manner as to minimize interference with the normal business operations of GE Capital (i) to observe, monitor and obtain information regarding the GE/Macy's Accounts and to observe and monitor the implementation by GE Capital personnel of the Credit and Collection Policy, (ii) to observe whether the GE Capital Services and the Credit and Collection Policy are being applied consistently between the GE/Macy's Accounts and the FDS/Macy's Accounts and in compliance with the provisions of the Program Agreement and (iii) to examine, audit, inspect, copy and make copies of all of the data, records, files, and books of account under the control of GE Capital (whether received on computer, electromagnetic storage vehicles, paper, film or other medium) and relating strictly to the GE/Macy's Accounts and to the back-up documentation relating to the reports provided hereunder by GE Capital to GE Bank. The costs and expenses of any exercise by GE Bank of its rights hereunder shall be expenses of the Program to the extent such costs and expenses are included in the Operating Expense Budget for the applicable Period in which such costs and expenses were incurred. Notwithstanding any other provision of this Agreement, GE Bank shall not have any access or audit rights with respect to any information in the possession of GE Capital regarding services provided by GE Capital to any non-affiliated third party other than the FDS Parties. Employees of GE Capital shall be permitted to be present during the exercise by GE Bank of any of its audit and access rights under this
Section 9.2.

          9.3  Entire Agreement; Amendments; Waivers

          . This Agreement contains the entire agreement of the parties hereto as to the subject matter discussed herein. Any amendment to or modification of this Agreement must be in writing and executed by authorized officers of GE Capital and GE Bank.
No waiver by either party of any right or power it has under this Agreement shall impair or be construed as a further waiver of such right or power. To be effective, all waivers must be in writing and signed by the party waiving its rights.

          9.4  Assignability

          . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither GE Capital, on the one hand, nor GE Bank, on the other, may assign their rights or obligations hereunder without the prior consent of the other, except that
(i) in the case of a proposed assignment by GE Capital to an Affiliate, such consent shall not be unreasonably withheld, provided that in connection with any such assignment GE Capital delivers to the FDS Companies instruments reasonably satisfactory to the FDS Companies pursuant to which the terms of the GE Capital Guaranty will be extended to the Agreement and (ii) in the case of a proposed assignment by GE Bank, such consent shall not be unreasonably withheld.

          9.5  Relationship of Parties

          . In performing under this Agreement, the parties are acting as independent contractors and this Agreement shall not be construed as providing either party with the right, power or authority to impose any duty or obligation on the other except as expressly provided herein.

          9.6  Survival

          .  The provisions of Article 6, Article 7, and
Sections 8.6 and 9.2 of this Agreement shall survive a termination or expiration of this Agreement.

          9.7  Third Party Beneficiaries

          . Nothing herein shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except (i) as expressly provided with respect to indemnification rights in Article 7 and (ii) that FDS is an intended third party beneficiary hereof such that, among other things, no amendment to this Agreement shall be effective without the consent of FDS (other than amendments that would not have an adverse effect on the rights or obligations of GE Capital, GE Bank or FDS) and FDS shall have the right to enforce the obligations of GE Capital hereunder.

          9.8  Notices

          . Any notice or other communication required or otherwise provided for under this Agreement shall be in writing and shall be deemed given when delivered by hand or by courier or express mail or by registered or certified United States mail, return receipt requested, postage prepaid, or by facsimile if receipt is acknowledged (except that a notice of termination or breach shall not be sent by facsimile) and shall be addressed as follows:

          In the case of GE Bank:

               GE Capital Consumer Card Co.
               5300 Kings Island Drive
               Mason, OH  45040
               Attn:  Secretary
               Fax:  (513) 459-6888

          with copies to:

               General Electric Capital Corporation
               1600 Summer Street
               Stamford, CT  06905
               Attn:  Counsel, Retailer Financial Services
               Fax:  (203) 357-3353

          and

               Federated Department Stores, Inc.
               7 West Seventh Street
               Cincinnati, OH  45202
               Attn:  Law Department
               Fax:  (513) 579-7897

          and

               FACS Group, Inc.
               9111 Duke Blvd.
               Mason, OH  45050
               Attn:  Senior Vice President
               Fax:  (513) 573-2039

          In the case of GE Capital:

               General Electric Capital Corporation
               5665 New Forsyth Road
               Macon, Georgia  31210
               Fax:  (912) 471-5014
               Attn:  Senior Vice President - Retailer Financial Services

          with copies to:

               General Electric Capital Corporation
               1600 Summer Street
               Stamford, CT  06905
               Attn:  Counsel, Retailer Financial Services
               Fax:  (203) 357-3353

               and

               Macy's Credit Services
               4605 Duke Drive
               Mason, OH  45040
               Attn:  Executive Vice President
               Fax:  (513) 573-3251

Either party hereto may, from time to time, change its address or designated recipient for notification purposes by giving the other party notice thereof and the date upon which it shall become effective.

          9.9  Designees

          .  [OMISSION].

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   GENERAL ELECTRIC CAPITAL
                                   CORPORATION


                                   By:  /s/ Richard A. Hayes
                                   Name:  Richard A. Hayes
                                   Title:  Senior Vice President
                                           Retailer Financial Services

                                   GE CAPITAL CONSUMER CARD CO.


                                   By:  /s/ Kevin Knight
                                   Name:  Kevin Knight
                                   Title:  Executive Vice President



                            Exhibit A

                 GE CAPITAL SERVICES TO GE BANK

     General. All of the GE Capital Services described hereafter shall be provided by GE Capital (i) in accordance with, and as more fully described in, the then applicable Credit and Collection Policy and (ii) without limiting GE Bank's rights or altering the obligations of GE Bank under the Program Agreement including pursuant to Section 4.4 of the Program Agreement.



                    I.   GE CAPITAL SERVICES

          1.   Billing Statement Production

          1.1. Provide billing statement processing services as described below and in accordance with the technical specifications and billing cycle timeframes established between GE Capital and GE Bank.

               (i) Receive and process the electronic periodic billing statement file.

               (ii) Trim, burst and fold all periodic billing
                    statements.

               (iii)Insert all periodic billing statements
                    as described in Section 2.2 below.

               (iv) Place required postage on all periodic
                    billing statement envelopes.

               (v)  Presort all qualified mail.

               (vi) Seal and deliver all periodic billing
                    statement envelopes to US Postal Service.

          2.   Billing Statement Mailing

          2.1. Mail periodic billing statements, except those periodic billing statements otherwise agreed to by GE Bank, within the timeframe established in
               Section II of this Exhibit A.

          2.2. Insert marketing material approved by GE Bank and received by GE Capital in usable form that conforms to materials specifications of GE Capital into the designated periodic billing statements. The inserts are to be distributed within the periodic billing statement in the following order:

               (i) First, any inserts or messages that GE Bank, in its sole judgment, determines are required by Law to be included in a periodic billing statement shall be included and shall have priority over all other inserts and messages;

               (ii) Second, any inserts or messages that any FDS
                    Company is contractually required to include in a periodic billing statement shall be included;

               (iii)Third, any inserts or messages that FDS,
                    in its sole discretion, determines should be included in a periodic billing statement shall be included; and

               (iv) Fourth, any inserts or messages with respect
                    to programs approved by FDS and GE Bank for inclusion in a periodic billing statement shall be included.

          2.3. Mail periodic billing statements within the timeframe required by Regulation Z.

          2.4. Exercise reasonable quality control review of periodic billing statements.

          2.5. In the event of any material disruption in periodic billing statement services, GE Capital will use commercially reasonable efforts to notify GE Bank and FACS of such disruption on the same business day, and, in any event will provide notice as promptly as practicable.

          2.6. Provide the following reporting for the periodic billing statement services:

               (i) Daily statement status report by Division of cycles billed, mailed and quantity.

               (ii) Monthly inventory report for all supplies.

               (iii)Monthly statement analysis report of
                    mailings by Division with associated costs and breakdown.

          2.7. Notwithstanding the above, GE Capital will also be responsible for inventory control, warehousing of the periodic billing statements and associated materials.

          3.   Credit Card Production

          3.1. GE Capital will emboss and encode GE/Macy's Credit
               Cards as described below and in accordance with the technical specifications and credit card production schedules established between GE
               Capital and FACS.

               (i)  Receive and process the electronic Credit
                    Card file.

               (ii) Emboss two (2) lines of data unless otherwise
                    specified.

               (iii)Magnetically encode the cards.

               (iv) Print the customer information on the Credit
                    Card card carrier form.

               (v)  Data match the Credit Cards and the Credit
                    Card card carriers.

               (vi) Insert as described in Section 4.2 below.

               (vii)Trim, burst and fold the Credit Card
                    card carriers.

               (viii)Insert the Credit Card card carriers
                    into the Credit Card card carrier envelopes.

               (ix) Place required postage on the Credit Card
                    card carrier envelopes.

               (x) Seal and deliver all Credit Card card carrier envelopes to US Postal Service.

          3.2. GE/Macy's Credit Cards shall be in the design and format jointly established by FACS and GE Bank and shall include the Macy's Tradename.

          4.   Credit Card Mailing

          4.1. Mail Credit Cards within the timeframe established in Section II of this Exhibit A.

          4.2. Insert GE Bank approved marketing material that conforms to materials specifications of GE Capital into the envelope carrying the designated Credit Card card carrier. The inserts are to be included with the Credit Card card carrier in the following order:

               (i) First, any inserts or messages that GE Bank, in its sole judgment, determines are required by Law to be included in a Credit Card card carrier shall be included and shall have priority over all other inserts and messages;

               (ii) Second, any inserts or messages that any FDS
                    Company is contractually required to include in a Credit Card card carrier shall be included;

               (iii)Third, any inserts or messages that FDS,
                    in its sole discretion, determines should be included in a Credit Card card carrier shall be included; and

               (iv) Fourth, any inserts or messages with respect
                    to programs approved by FDS and GE Bank for inclusion in a Credit Card card carrier shall be included.

          4.3. Exercise reasonable quality control review of Credit Cards.

          4.4. In the event of any material disruption in credit and production or mailing services, GE Capital will use commercially reasonable efforts to notify GE Bank and FACS of such disruption on the same business day, and, in any event will provide notice as promptly as practicable.

          4.5. Provide the following reporting for the Credit
               Card services:

               (i) Daily Credit Card Status report by Division of cards produced and mailed.

               (ii) Monthly Inventory report for all supplies,
                    including reconciliation of any lost and damaged materials.

               (iii)Monthly Credit Card Inventory report.

               (iv) Monthly Credit Card analysis report of cards
                    embossed and mailed by Division with
                    associated costs and breakdown.

          4.6. Notwithstanding the above, GE Capital will also be responsible for inventory control, warehousing of the Credit Cards and associated materials, and providing adequate security for all credit cards and discount coupons.

          5.   Remittance Processing

          5.1. Provide remittance processing services as described below and in accordance with the technical specifications and payment processing production schedules established between GE Capital and FACS.

               (i) Perform lock box services, daily depositing of monetary medium in account(s) designated by GE Bank, I/O Control, data entry, balancing of payments and forwarding of miscellaneous Cardholder correspondence
                    (including gift certificates) received
                    through the lock box assigned for Cardholder payment remittance.

               (ii) Receive payments from a lock box assigned for
                    Cardholder remittances, process payments and forward other customer communications received.

               (iii)Retain the original payment remittance
                    for 7 days from the date of receipt.

               (iv) All payments shall be dated as of the date
                    received.

               (v) Process or handle exceptions as provided by GE Bank. An "Exception" to standard processing occurs when (i) the provided envelope is not used, (ii) the envelope includes anything other than one remittance advice and one check (iii) the payment amount or account number on the check, does not match those on the remittance advice and
                    (iv) GE Capital performs special handling instructions on behalf of GE Bank.

          5.2. GE Bank will be responsible for establishing an account for daily deposit of monetary medium received for payment remittances.

          5.3. FACS will provide the appropriate system access for performing the account look-up function to the authorized users at GE Capital. The account look-up function is only to be used by GE Capital for processing Cardholder payment remittances when the cardholder account number does not appear on the monetary medium nor the periodic billing statement when the payment remittance is received by GE Capital.

          5.4. Provide the following reporting for the Remittance
               Processing services:

               (i)  Daily Remittance Processing Status report by
                    Division of payments received (including gift certificates and cash) and exceptions returned to FACS.



II.  SERVICE STANDARDS

       Services Category                   Standard



                                     (All days are Business Days,
                                     measured from but excluding the
                                     date inquiry or notice or data
                                     is received by GE Capital; all
                                     standards expressed are
                                     averages calculated over a
                                     measurement period of an FDS
                                     fiscal quarter).

1.  Billing Statement Production     Best efforts to mail within 2
                                     days after receipt by GE
                                     Capital of file, and, in any
                                     event, mailed not later than 4
                                     business days after receipt by
                                     GE Capital of FDS Information
                                     that satisfies the FDS
                                     Information Condition.

2.  Credit Card Production Mailing   Mailed not later than 2
                                     business days after receipt by
                                     GE Capital of FDS Information
                                     that satisfies the FDS
                                     Information Condition
                                     (excluding card production
                                     and/or mailing in connection
                                     with reissuances, prescreen
                                     solicitations, or other events
                                     which do not relate to
                                     applications made at the point
                                     of sale in the ordinary course
                                     of business).

3.  Payment Processing               For processing (including
                                     depositing to account(s)
                                     designated by GE Bank) other
                                     than exception processing, best
                                     efforts to process within 1 day
                                     after receipt by GE Capital,
                                     and, in any event, processed
                                     not later than 2 business days
                                     after receipt by GE Capital of
                                     FDS Information that satisfies
                                     the FDS Information Condition.



                         Schedule 3.4(b)

                          Service Fees

                           [OMISSION]